PROMISSORY NOTE


Principal Amount: US$100,000                                  December 22, 2001


       FOR VALUE RECEIVED, THE GAME HOLDINGS, LTD. with a head office at 808 Brickell Key Drive, Suite 3401, Miami, Florida USA 33131 (the "Borrower"), and Garrett K. Krause (the "Guarantor") promises to pay to the order of GREGG C. JOHNSON, an individual resident in the County of Red Deer, Alberta (the "Lender"), on or before June 30, 2003 (in accordance with the terms and conditions set forth herein) the sum of ONE HUNDRED THOUSAND DOLLARS ($100,000.00) (the "Principal Sum"), in lawful money of United States together with interest on the Principal Sum from the date that the Principal Sum is advanced to the Borrower at the Interest Rate (the "Loan"). "Interest Rate" means six percent (6%) per annum.

       The Principal Sum and accrued interest shall be repaid as follows:

         o  Five thousand dollars ($5,000.00) on March 15, 2002;
         o Not less than Five thousand dollars ($5,000.00) on the 15th day of each month from April 2002 through May 2003; and
         o The remaining outstanding balance of the Principal Sum, if any, plus all accrued and unpaid interest due and owing on or before June 30, 2003, if any.

       All payments shall be applied first to accrued and unpaid interest due on the unpaid Principal Sum.

       The Borrower may repay the Loan in whole or in part at any time prior to June 30, 2003 without penalty.

       The Lender may demand repayment of the Loan upon the commencement by the Borrower or any direct or indirect subsidiary of the Borrower of (i) a voluntary case under Title 11 of the United States Code entitled "Bankruptcy," or any successor thereto, or the commencement of an involuntary case thereunder which is not controverted within 10 days and dismissed within 60 days after commencement, or (ii) a proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect or the commencement of such a proceeding which is not controverted within 10 days and dismissed within 60 days after commencement.

         The makers, endorsers, Guarantor and all parties to this Promissory Note hereby waive presentment and notice of demand, protest and notice of protest and nonpayment of this note.

         The makers and endorsers hereby acknowledge and agree that they shall not be entitled, at any time, to set off any amounts due hereunder, including any accrued but unpaid interest against any amounts due and owing by the Lender, its successors or assigns, to the Borrower, or its successors or assigns.



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         Borrower and Guarantor hereof agree to pay all reasonable costs of collection, including attorneys' fees, paid or incurred by Promissory Note Holder in enforcing this Promissory Note on default.

         This Promissory Note shall be governed by and construed in accordance with the laws of the Province of Alberta, and the parties hereto specifically and irrevocably attorn to the jurisdiction of the Courts in the Province of Alberta.

MADE and DRAWN and the City of Calgary in the Province of Alberta at the date first indicated above.



                                        THE GAME HOLDINGS, LTD.
                                        As Borrower



Per:/s/GARRETT K. KRAUSE                Per:/s/GARRETT K. KRAUSE
    -------------------------------         -----------------------------------
    Garrett K. Krause,
    As Guarantor


WITNESS:

/s/TIM SEBASTIAN


Acknowledged and agreed to
this 21st day of December, 2001.




Per:/s/GREGG C. JOHNSON
    -------------------------------
    Gregg C. Johnson,
    As Lender

WITNESS:

/s/TIM SEBASTIAN